Arch Chemicals, Inc. 501 Merritt 7 P.O. Box 5204 Norwalk, CT 06856
Investor Contact: Mark E. Faford (203) 229-2654 Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS COMPLETES ACQUISITION OF ADVANTIS

TECHNOLOGIES

Expands Position in Water Treatment

NORWALK, CT, October 10, 2008  --  Arch Chemicals, Inc. (NYSE: ARJ) announced that it has completed its previously announced asset acquisition of the water treatment chemicals business of Advantis Technologies, Inc. (“Advantis”).  Advantis, a subsidiary of Rockwood Holdings Inc., is a North American manufacturer and marketer of branded swimming pool, spa and surface water treatment chemicals with 2007 sales and EBITDA of $71 million and $12 million, respectively.  The transaction includes Advantis’ manufacturing center and headquarters located in Alpharetta, GA, and leased warehouses and sales offices in Georgia, California and Wisconsin.

The cash purchase price was approximately $124 million, free of debt, based upon an estimate of working capital at closing.  This purchase price is subject to a post-closing adjustment based upon final working capital.  The acquisition is being financed by borrowings from the Company’s revolving credit facility and is expected to be cash and earnings accretive in the first year.  The Company expects to realize pretax synergies of approximately $6 million per year from the integration and leveraging of these businesses into Arch.

Louis S. Massimo, Executive Vice President and Chief Operating Officer, commented: “We are thrilled that the Advantis businesses and its talented employees are now part of Arch, and we look forward to realizing the potential of this winning combination.  Our transition teams are working to integrate the two organizations, and we expect to rapidly capitalize on the many growth opportunities we have identified.”

About Arch
Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care products, treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments: Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa.  For more information, visit the Company’s Web site at http://www.archchemicals.com.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," “intends,” "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; and gains or losses on derivative instruments.